Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-94640) of ScanSource, Inc. dated July 17, 1995;
(2)	Registration Statement (Form S-8 No. 333-08884) of ScanSource, Inc. dated April 10, 1998;
(3)	Registration Statement (Form S-8 No. 333-49879) of ScanSource, Inc. dated April 10, 1998;
(4)	Registration Statement (Form S-8 No. 333-78281) of ScanSource, Inc. dated May 12, 1999;
(5)	Registration Statement (Form S-8 No. 333-36766) of ScanSource, Inc. dated May 11, 2000;
(6)	Registration Statement (Form S-8 No. 333-110220) of ScanSource, Inc. dated November 4, 2003;
(7)	Registration Statement (Form S-8 No. 333-115534) of ScanSource, Inc. dated May 14, 2004;

of our report dated August 25, 2006, except for Notes 1A, 2, 3, 6, 7, 12, and 16 as to which the date is June 12, 2007, with respect to the consolidated financial statements of ScanSource, Inc.; our report dated August 25, 2006, except for the amounts for the fiscal years ended June 30, 2006 and 2005, as to which the date is June 12, 2007, with respect to the financial statement schedule of ScanSource, Inc.; our report dated August 25, 2006, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is June 12, 2007, with respect to ScanSource, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ScanSource, Inc. included in the Annual Report on Form 10-K/A for the year ended June 30, 2006.

/s/ Ernst & Young LLP

Greenville, South Carolina

June 12, 2007